Exhibit 2.4


                            INDEMNIFICATION AGREEMENT


                                    BETWEEN


                        MicroAccel, Inc. (the "Company"),
              Michael C. Woodman (aka Jesse Dylan) ("Woodman"), and
                             Dean Mailey ("Mailey")


                            DATED: February 11, 2002

                       TABLE OF CONTENTS

1  INTERPRETATION. . . . . . . . . . . . . . . . . . . . .   1
1.1     Definitions. . . . . . . . . . . . . . . . . . . .   1
1.2     Schedules. . . . . . . . . . . . . . . . . . . . .   4
1.3     Division, Headings, Index. . . . . . . . . . . . .   4
1.4     Gender and Number. . . . . . . . . . . . . . . . .   4
1.5     Currency . . . . . . . . . . . . . . . . . . . . .   4

2  JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF THE
   VENDORS WITH RESPECT TO NLR AND ITS SUBSIDIARIES  . . .   5
2.1     Corporate Status and Authority . . . . . . . . . .   5
2.2     Share Capital. . . . . . . . . . . . . . . . . . .   5
2.3     Assets . . . . . . . . . . . . . . . . . . . . . .   6
2.4     Business Operations. . . . . . . . . . . . . . . .   7
2.5     Financial. . . . . . . . . . . . . . . . . . . . .   8
2.6     Insurance. . . . . . . . . . . . . . . . . . . . .  10
2.7     Tax Matters. . . . . . . . . . . . . . . . . . . .  11
2.8     Employee Matters . . . . . . . . . . . . . . . . .  12
2.9     Litigation and Claims. . . . . . . . . . . . . . .  12
2.10    Contracts and Commitments  . . . . . . . . . . . .  13
2.11    Contingency and Environmental Liabilities  . . . .  14
2.12    Effect of this Transaction . . . . . . . . . . . .  14

3  COVENANTS OF THE VENDORS. . . . . . . . . . . . . . . .  15
3.1     Access to the Business . . . . . . . . . . . . . .  15
3.2     Delivery of Books and Records. . . . . . . . . . .  16
3.3     Conduct Prior to Closing . . . . . . . . . . . . .  16
3.4     Joint and Several. . . . . . . . . . . . . . . . .  16
3.5     Vendors' Taxes . . . . . . . . . . . . . . . . . .  16
3.6     Payment to Vendors . . . . . . . . . . . . . . . .  17

4  LIABILITY FOR CLAIMS. . . . . . . . . . . . . . . . . .  17
4.1     Claims . . . . . . . . . . . . . . . . . . . . . .  17
4.2     Subrogation. . . . . . . . . . . . . . . . . . . .  17
4.3     Insurance. . . . . . . . . . . . . . . . . . . . .  18
4.4     Time Limitations . . . . . . . . . . . . . . . . .  18

5  GENERAL MATTERS . . . . . . . . . . . . . . . . . . . .  18


                                        i

5.1     Governing Law and Arbitration. . . . . . . . . . .  18
5.2     Entire Agreement . . . . . . . . . . . . . . . . .  18
5.3     Assignment . . . . . . . . . . . . . . . . . . . .  19
5.4     Non-Waiver . . . . . . . . . . . . . . . . . . . .  19
5.5     Indemnification in Respect of Brokers or Agents. .  19
5.6     Expenses . . . . . . . . . . . . . . . . . . . . .  19
5.7     Notices. . . . . . . . . . . . . . . . . . . . . .  19
5.8     Time of the Essence. . . . . . . . . . . . . . . .  20
5.9     Severability . . . . . . . . . . . . . . . . . . .  20
5.10    Counterparts . . . . . . . . . . . . . . . . . . .  21

                            INDEMNIFICATION AGREEMENT
                            -------------------------

THIS AGREEMENT is dated as of this 11th day of February, 2002 between MicroAccel, Inc., a company incorporated under the laws of the State of Utah (the "Company"), Michael C. Woodman (aka Jesse Dylan), businessman of West Vancouver, British Columbia ("Woodman"), and Dean Mailey, businessman of North
Vancouver,  British  Columbia  ("Mailey").

WHEREAS:

A. Woodman and Mailey are each officers, directors and shareholders of Network Lifestyle Radio Corp., a company incorporated under the laws of the State of Delaware ("NLR");

B. Woodman and Mailey have entered into Share Exchange Agreements to exchange all of the shares that each of them owns in the capital stock of NLR with shares of the common stock of the Company;

C. NLR and its Subsidiaries (as defined below), are in the business of selling, on a retail basis, health and wellness products using a direct marketing network of sales representatives; and

D. Woodman and Mailey have agreed to provide certain representations, warranties and covenants and to indemnify the Company with respect to the business of NLR and its Subsidiaries;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:


1    INTERPRETATION

1.1  Definitions:  In  this  Agreement  and in any schedules and amendments, the
     -----------
     following terms shall have the meanings set forth below unless the context otherwise requires:

     (a) "Agreement" means this Agreement including the Schedules attached as the same may be amended or supplemented from time to time;

     (b) "Assets" means all of NLR's and its Subsidiaries' rights in the Intangible Assets, the Land and Buildings, the Material Contracts and all other leases and contracts, the Other Operating and Fixed Assets and all other fixed assets and equipment used in connection with the Business, all licenses and other rights required in order for the Company to operate the Business, the Insurance Policies, all existing and prospective customer lists, lists of suppliers, employee contracts, promotional material, websites and electronic commerce sites, price lists, the Books and Records and other information relating to the day to day carrying on of the Business;

     (c) "Books and Records" means all files, ledgers, correspondence, lists, manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, financial statements, financial working papers, computer discs, tapes or other means of electronic storage, and all other records or documents of any nature or kind whatsoever belonging to the Company in connection with the Business;

     (d) "Business" means the business of selling nutritional products, personal skin care, oral hygiene and toxic-free household products through a direct marketing program of home-based sales representatives;

     (e) "Business Day" means any day except Saturday, Sunday or any statutory holiday in the State of Washington;

     (f) "Charter Documents" means articles of incorporation, certificate of incorporation, memorandum of association, articles of association, by-laws or any similar constating document of a corporate or other legal entity;

     (g) "Claim" means any claim by the Company against the Vendors for any breach of representation, warranty, covenant or other agreement or obligation of the Vendors pursuant to this Agreement;

     (h) "Closing" means the completion of the sale and purchase of the NLR Shares as provided in the Share Exchange Agreements;

     (i) "Closing Date" means February 11, 2002 or such earlier or later date as the parties may agree to in writing;

     (j) "Encumbrances" means and includes, whether or not registered or recorded, any and all:

          (i) mortgages, assignments of rent, liens, licences, leases, charges, security interests, hypothecs, and pledges whether fixed or floating against property (whether real, personal, mixed, tangible or intangible), or conditional sales contracts or title retention agreements or equipment trusts or financing leases relating thereto, or any subordination to any right or claim of others in respect thereof;

          (ii) claims, interests and estates against or in proper (whether real, personal, mixed, tangible or intangible) including easements, rights-of-way servitudes or other similar rights in property granted to or reserved or taken by any person or any governmental body or authority;

          (iii) any option, or other right to acquire, or acquire any interest in, any property; and

          (iv) other encumbrances of whatsoever nature and kind against property (whether real, personal, mixed, tangible or intangible);

     (k) "Exchange Shares" means Shares issued by the Company in exchange for NLR Shares pursuant to the Share Exchange Agreements;

     (l) "Financial Statements" means audited consolidated financial statements of NLR at January 31, 2001 and January 31, 2000, a copy of which is incorporated as Schedule F;
                            -----------

     (m)  "Insurance  Policies"  means  those  insurance  policies  described in
          Schedule  I;
          -----------

     (n) "Intangible Assets" means those registered and unregistered names, trade names, trademarks, designs, copyrights, patents and similar rights specifically including but not limited to the Trade Names and any proprietary software as described in Schedule E;
                                                         -----------

     (o) "Interim Financial Statements" means the unaudited interim financial statements of NLR for the period ended October 31, 2001, a copy of which is incorporated as Schedule G;
                                       -----------

     (p) "Knowledge," "to the knowledge of," "aware of" or similar knowledge qualification means, to the knowledge of Woodman and Mailey, or any of them, (i) such individual is actually aware of some fact or other matter, and (ii) without any obligation to conduct any inquiry or investigation, a prudent individual could be reasonably expected to discover or otherwise become aware in the course of serving as an executive officer and/or director of NLR or its Subsidiaries;

     (q) "Land and Buildings" means those interests in real property described in Schedule D;
              -----------

     (r)  "Material Contracts" means those contracts described in Schedule K and
                                                                  ----------
          Subsection  2.11  of  this  Agreement;

     (s) "NLR Shares" means the shares of common stock, $0.001 par value, of NLR that are owned by each of Woodman and Mailey and exchanged pursuant to the Share Exchange Agreements;


     (t)  "Other  Operating  and  Fixed  Assets" means those operating and fixed assets  described  in  Schedule  C;
                                 -----------

     (u) "Person" means an individual, a corporation, a partnership, a trust, an unincorporated organization or a government agency or instrumentality;

     (v) "Place of Closing" means the offices of Dorsey & Whitney LLP, 1420 5th Avenue, Suite 3400, Seattle, Washington or such other place as the parties may agree;

     (w) "Shares" means shares of common stock, $0.001 par value, of the Company;

     (x) "Share Exchange Agreements" means those Share Exchange Agreements dated for reference December 31, 2001 as entered into by each of Woodman and Mailey, respectively, with the Company;

     (y) "Subsidiaries" means HALO.TV, Inc., a company incorporated under the laws of the State of Nevada and Network Lifestyle Radio (Canada) Corp., a company incorporated under the laws of Canada;

     (z) "Time of Closing" means the time at which the Closing takes place, which shall be 10:00 am, at the Place of Closing on the Closing Date or such other time as the parties may agree upon;

     (aa) "Trade  Name"  means  Network  Lifestyle  Radio  and  HALO.TV;

     (bb) "Vendors"  means  Woodman  and  Mailey,  collectively;

1.2  Schedules: The following are the schedules delivered concurrently with, and
     ---------
     incorporated  in,  this  Agreement:

       SCHEDULE     DESCRIPTION                                     REFERENCE
          A         Authorized and Issued Share Capital of NLR and  2.2(a)
                    its Subsidiaries
          B         Accounts Payable and Loans Outstanding          2.5(e),(h)
          C         List of Operating and Fixed Assets              2.3(c),(i)
          D         List of Land and Buildings                      2.3(g)
          E         List of Intangible Assets                       2.3(h)
          F         Financial Statements                            2.5(a)
          G         Interim Financial Statements                    2.5(b)
          H         List of Bank Accounts                           2.6(b)
          I         List of Insurance Policies                      2.7(a),(b),(c)
          J         List of Employees and Employee Benefit Plans    2.9(a),(c)
          K         List of Material Contracts                      2.11(a)

1.3  Division,  Headings,  Index:  The division of this Agreement into sections,
     ---------------------------
     subsections and paragraphs and the insertion of headings and any index provided are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4  Gender  and  Number: Unless the context otherwise requires, words importing
     -------------------
     the singular include the plural and vice versa and words importing gender include both genders.

1.5  Currency:  All  dollar  amounts referred to in this Agreement are stated in
     --------
     United  States  of  America  currency,  unless  otherwise expressly stated.

2 JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF THE VENDORS WITH RESPECT TO NLR AND ITS SUBSIDIARIES

The Vendors jointly and severally represent and warrant to the Company, subject to and qualified by those matters set forth in the Schedules to this Agreement, as follows and acknowledge that the Company is relying upon such representations and warranties in connection with the exchange of the NLR Shares with the Exchange Shares pursuant to the Share Exchange Agreements:

2.1  Corporate  Status  and  Authority:
     ---------------------------------

     (a)  Corporate  Status:  Each  of  NLR  and its Subsidiaries have been duly
          -----------------
          organized and is validly subsisting under the laws of the State of Delaware, the State of Nevada and Canada, respectively, and have all requisite power and capacity to own or lease the Assets and to carry on the Business. NLR and its Subsidiaries are duly qualified and licensed to carry on their business in all jurisdictions in which the nature of their business or the properties and assets owned or leased by them make such qualification and licensing necessary and where the failure to be so qualified and licensed would have a material adverse effect on the Business or the Assets;

     (b)  Amendments  to  Charter:  NLR  and  its Subsidiaries have not made any
          -----------------------
          amendments to their Charter Documents other than those expressly reflected in their corporate records; and

     (c)  Corporate  Records:  The corporate records and minute books of NLR and
          ------------------
          its Subsidiaries accurately reflect all material proceedings of its respective directors and shareholders, and include complete and accurate minutes of all meetings of its directors and shareholders, copies of all resolutions passed, up-to-date and accurate shareholder and director registers, transfer registers and any other corporate registers required to be maintained by NLR and its Subsidiaries. All meetings of shareholders and directors were duly called and held and all resolutions, whether passed at meetings, or in writing, are valid and effectual in all cases where the matters dealt with at such meetings or in such resolutions could have a material effect on NLR and/or its Subsidiaries as the case may be.

     2.2  Share Capital:
          --------------

     (a)  Share  Capital:  Schedule  A to this Agreement accurately sets out the
          --------------   -----------
          authorized and issued share capital of each of NLR and its Subsidiaries and the list of shareholders as at the date set out in the schedule. The shares shown as constituting the issued share capital of NLR and its Subsidiaries have been duly issued and are outstanding and are fully paid and non-assessable;


     (b)  Rights  to  Acquire  Securities: Except as disclosed in Schedule A, no
          -------------------------------
          person has any agreement, option, right or privilege (whether by law, pre-emptive, or contractual), or any interest capable of becoming an agreement, including convertible securities, warrants, or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any of the unissued shares of NLR or its Subsidiaries;

     (c)  Final  Shareholder  List: Schedule A to this Agreement accurately sets
          ------------------------  ----------
          out the list of shareholders of NLR that will be effective at the Time of Closing; and

     (d)  Compliance  with  Laws:  All issued and outstanding shares of NLR have
          ----------------------
          been issued and transferred in compliance with all law, rules and regulations regarding the issuance, distribution and trading of shares and securities in each jurisdiction that NLR has issued and/or distributed its shares or any of its shareholders has traded its shares since inception.

2.3  Assets:
     ------

     (a)  Ownership:  NLR and its Subsidiaries have good and marketable title to
          ---------
          all  of  the  Assets  free  and  clear  of  all  Encumbrances;

     (b)  Leased Assets: Except as set forth on Schedule D, there are no leases,
          -------------                         ----------
          agreements to lease, tenancy arrangements or licences to which NLR and its Subsidiaries are a party which have a capitalized value in excess of $5,000.

     (c)  Condition  of Assets: To the best of the knowledge of the Vendors, all
          --------------------
          fixed assets and equipment owned or used by NLR and its Subsidiaries in the conduct of the Business all, of which is listed in Schedule C,
                                                                     ----------
          have been properly maintained and are in good working order and contain no defects which could adversely affect the operation of the Business to any material degree;

     (d)  Rights  to  Assets:  Except as set out in Schedule D, no present or
          ------------------
          former director, officer or shareholder of NLR or its Subsidiaries or any person not dealing at arm's length with any of the foregoing owns directly or indirectly or has any agreement, option or commitment to acquire or lease, any property, asset, right or license used by the Business;

     (e)  Zoning: All real property at which NLR and its Subsidiaries carry
          ------
          on the Business is zoned to permit the particular activity carried out on such property, except for such matters as would not materially adversely affect the Business;

     (f)  Rents and Taxes: All rents, operating costs, property taxes
          ----------------
          (whether municipal, school, general and special taxes, rates, assessments, local improvements charges or frontage taxes), business taxes, development cost charges, other subdivision charges and costs and other levies which are chargeable against the Land and Buildings leased by NLR and its Subsidiaries have been paid in fill unless the same are not due and payable;

     (g)  Land  and  Buildings:  The  list  the  Land  and  Buildings set out in
          --------------------
          Schedule D accurately reflects all interests of NLR and its Subsidiaries in real property used in the conduct of the Business. The Vendors represent that all agreements with respect to NLR and its Subsidiaries' interests in the Land and Buildings are in force and effect and without amendment thereto, and the interests in the Land and Buildings are free and clear of all Encumbrances which would have a material adverse effect on NLR, the Subsidiaries or the Business. To the best of the knowledge of the Vendors, neither asbestos nor urea formaldehyde foam is now used in any of the buildings listed in Schedule D;
          -----------

     (h)  Intangible  Assets:  The  list  the  Intangible  Assets  set  out  in
          ------------------
          Schedule E accurately reflects all registered and unregistered names, trade names, trademarks, designs, copyrights, patents and similar rights specifically including but not limited to the Trade Names and any proprietary software used in connection with the Business and/or owned or held by NLR and its Subsidiaries on the date hereof free of Encumbrances which would have a material adverse effect on NLR, the Subsidiaries or the Business; and

     (i)  Other  Operating  and  Fixed  Assets: The list the Other Operating and
          ------------------------------------
          Fixed Assets set out in Schedule C accurately reflects all operating and fixed assets owned or held by NLR and its Subsidiaries having an original capital cost of $5,000 or more which are not disclosed elsewhere in this Subsection 2.3. Except for sales and purchases in the ordinary course of business since November 1, 2001, NLR and its Subsidiaries own such assets on the date hereof free of Encumbrances which would have a material adverse effect on NLR, its Subsidiaries or the Business.

2.4  Business  Operations:
     --------------------

     (a)  Operating  Authorities:  NLR  and  its Subsidiaries have acquired, and
          ----------------------
          currently hold, all permits, licenses, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions granted by or entered into with any governmental or regulatory authority required in connection with the Assets or the Business, that are material to the Assets or the Business and all of the foregoing are in good standing and are being complied with in all material respects;

    (b)   Compliance  with  Laws:  NLR and its Subsidiaries are operating and
          ----------------------
          using the Assets, and are conducting the Business, in compliance with all applicable laws and regulations of each jurisdiction in which the Assets are located or in which they conduct the Business, except for such non-compliance as would not materially adversely affect the Business or Assets; and

     (c)  Jurisdictions  in  which  Business  is  Carried  On:  NLR  and  its
          ---------------------------------------------------
          Subsidiaries do not carry on the Business or own or Lease any Assets in any jurisdiction other than in British Columbia, which would require registration or licensing in such jurisdiction, the failure of which would have a material adverse effect on the Business or Assets.

2.5  Financial:
     ---------

     (a)  Financial  Statements:  The  Financial  Statements  attached hereto as
          ---------------------
          Schedule F present fairly in all material respects the financial position of NLR and its Subsidiaries as at the respective dates of the said statements and the results of their operations for the 12-month period then ended in accordance with generally accepted accounting principles in the United States applied on a consistent basis.

     (b)  Interim  Financial  Statements:  The  Interim  Financial  Statements
          ------------------------------
          attached  hereto as Schedule G present fairly in all material respects
                              ----------
          the financial position of NLR and its Subsidiaries as at the respective dates of the said statements and the results of their operations for the period then ended in accordance with generally accepted accounting principles in the United States applied on a consistent basis.

     (c)  No  Material  Change:  Since  November  1,  2001  and  up  to the date
          --------------------
          hereof  there  has  been  no  material adverse change in the nature or condition of the Assets or the Business, financial or otherwise, except changes occurring in the ordinary course of its business and as a result of the transactions contemplated in the Share Exchange Agreements, nor has there been any development or threatened or probable development of which the Vendors are aware, which materially and adversely affects the Assets or the Business. Since November 1, 2001, the Business has been carried on in the ordinary course as it had previously been carried on. In addition, save as set out in Schedules A and B, since November 1, 2001 and up to the date hereof,
          -------------------
          NLR  and  its  Subsidiaries  have  not:

          (i)  issued  any  shares,  units  or  other  securities;

         (ii) incurred any liability or obligation (absolute or contingent) save current liabilities incurred in the ordinary course of business which as to their nature and amount are consistent with the Business as carried on;

        (iii) discharged or satisfied any Encumbrance or paid any obligation or liability (absolute or contingent), except for current liabilities incurred in the ordinary course of business and except for regularly scheduled payments of term debt and lease payments;

         (iv) declared, paid, authorized or made any dividend, payment or distribution of any kind or nature to its shareholders or partners in their capacity as such or redeemed or purchased or otherwise acquired any of its capital stock or agreed to do so;

          (v)  subjected  any  of  the  Assets  to  any  Encumbrances;

         (vi) sold or transferred any of the Assets or cancelled or released any debts or claims, except, in each case, in the ordinary course of business;

        (vii)  waived  any  rights  of  material  value;

       (viii) entered into any transaction or into any contracts or agreements or modifications or cancellations thereof, other than in the ordinary course of business;

         (ix) made or authorized any payment to officers, directors or employees in their capacity as such except in the ordinary course of business and at rates of salary, bonus or other remuneration consistent with remuneration of previous years;

          (x) used any funds other than in the ordinary course of business as theretofore carried on; and

         (xi) made any capital expenditures greater than $5,000 or entered into any lease with a capitalized value greater than $5,000;

     (c)  Books  and Records: The Books and Records fairly and correctly set out
          ------------------
          and disclose in all material respects the financial position of NLR and its Subsidiaries and all material financial transactions of NLR and its Subsidiaries have been accurately recorded in the Books and Records;

     (d)  Liabilities:  NLR  and  its  Subsidiaries  do  not  have  any debts or
          -----------
          liabilities (whether accrued, contingent, absolute or otherwise and whether or not determined or determinable), including liabilities which arise hereafter based on events which have occurred up to the date hereof, and including liabilities relating to income and other taxes except:

          (i) liabilities disclosed on, reflected in or provided for in the Financial Statements;
          (ii) other  liabilities  disclosed  in  this  Agreement;

         (iii) liabilities incurred in the ordinary course of its businesses since November 1, 2001; or

          (iv) liabilities incurred as a result of the transactions contemplated in the Share Exchange Agreements.

     (e)  Current  Liabilities:  Notwithstanding  paragraph  2.5(d)  above,  NLR
          --------------------
          and its Subsidiaries will not have accounts or trade payables or any other current liabilities, including any sales tax or commissions payable, which exceed $50,000 at the Closing Date as otherwise disclosed in Schedule B.
                         -----------

     (f)  Receivables:  All  accounts  receivable  recorded  on the books of NLR
          -----------
          and its Subsidiaries are due and payable and no right of set off or counterclaim exists with respect to those accounts save and except for Goods and Services Taxes;

     (g)  Accountants:  NLR  and  its  Subsidiaries  have  not  had any material
          -----------
          disagreement or dispute with their auditors or accountants over the accounting or tax treatment of their financial information during this period or for the period ended January 31, 2001; and

     (h)  Shareholder  and  Related  Party  Loans:  At  the Time of Closing, NLR
          ---------------------------------------
          and its Subsidiaries will not be indebted, directly or indirectly, to any of the NLR Shareholders, any present or former director, officer, shareholder, partner or employee of NLR or its Subsidiaries or any person not dealing at arms length with any of the foregoing and none of such persons is indebted to NLR or its Subsidiaries, except for matters arising out of normal relations between employee and employer or consulting arrangements, and as otherwise disclosed in Schedule B.
                                                                     ----------

Banking:

     (a)  Loans  and  Credit  Facilities:  Except  as otherwise disclosed in the
          ------------------------------
          Financial Statements, the Interim Financial Statements, and this Agreement, NLR and its Subsidiaries have not entered into, or otherwise arranged for, any loans, operating lines of credit or other credit facilities (including interest rate or currency swaps, hedging contracts, forward loan or rate agreements or other financial instruments), and do not have outstanding any bonds, debentures, mortgages, notes or other similar indebtedness and NLR and its Subsidiaries are not obligated to create or issue any bonds, debentures, mortgages, notes or other similar indebtedness;

     (b)  Bank  Facilities:  Schedule H contains a complete and accurate listing
          ----------------   ----------
          showing the name of each bank, trust company or similar financial institution in which NLR and its Subsidiaries have an account, safety deposit box or other banking facility, including the names of all persons authorized to transact business in respect of such accounts;

     (c)  Guarantees/Indemnities:  NLR  and  its  Subsidiaries  have  not
          ----------------------
          guaranteed or indemnified, or agreed to guarantee or indemnify, or agreed to any other like commitment, in respect of any debt, liability or other obligation of any person, except for matters arising out of normal relations between employer and employee or consulting arrangements.

2.6  Insurance:
     ---------

     (a)  List  of  Policies:  Schedule  I  contains  a  complete  and  accurate
          ------------------   -----------
          listing of all insurance policies of NLR and its Subsidiaries relating to the Assets and the Business, including all property damage, general liability, motor vehicle, director and officer liability and life policies;

     (b)  Good  Standing:  Each  of  the insurance policies listed in Schedule I
          --------------
          is in good standing, all premiums required to be paid by NLR and its Subsidiaries have been properly paid, there have been no misrepresentations or failures to disclose material facts and there has been no refusal to renew any of the policies and the Vendors have no knowledge of any facts which might render any of the policies invalid, unenforceable or non-renewable; and

     (c)  Outstanding  Claims:  No  threatened  or  actual claims against any of
          -------------------
          the  policies  described  in Schedule I have been made in the last two
                                       ----------
          years.

2.7  Tax  Matters:
     ------------

     (a)  Filings:  Each  of  NLR and its Subsidiaries has duly and timely filed
          -------
          all returns, elections and designations required to be filed by it with any taxation authority or if not filed on a timely basis, all fees, penalties, interest and other amounts payable as a result thereof have been paid. No such returns, elections or designations contain any material misstatement or omit any material statements that should have been included and each return, election and designation, including accompanying schedules and statements is true, correct and complete in all material respects;

     (b)  Payment:  As  of the date of the Interim Financial Statements, NLR and
          -------
          its Subsidiaries have paid in full all amounts (including but not limited to sales, capital, use and consumption taxes and taxes measured on income and all installments of taxes) owing to all federal, state and municipal taxation authorities due and payable by it and, other than taxes incurred in the ordinary course of business, NLR has not incurred any material taxes to the Business or Assets;

     (c)  Extensions:  There  are  no  agreements, waivers or other arrangements
          ----------
          with any taxation authority providing for an extension of time with respect to the filing of any return, election or designation by, or any payment of any amount by or governmental charge against NLR or its Subsidiaries, nor with respect to the issuance of any assessment or reassessment;

     (d)  Adverse  Proceedings:  To  the  best  of the knowledge of the Vendors,
          --------------------
          there are no actions, suits, proceedings, investigations or claims by any governmental authority pending or threatened against NLR or its Subsidiaries relating to taxes, governmental charges or assessments. There are also no matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted or to be asserted by such authority;

     (e)  Deductions/Remittances:  Each of NLR and its Subsidiaries has withheld
          ----------------------
          and remitted all amounts required to be withheld by it including without limitation, income tax, Social Security Plan contributions and Employment Insurance premiums and has paid such amounts including any penalties or interest due to the appropriate authority on a timely basis and in the form required under the appropriate legislation;

     (f)  Acquisitions:  Neither  NLR nor its Subsidiaries has acquired property
          ------------
          from, or disposed of property to, any person, firm or corporation with whom either NLR or its Subsidiaries does not deal at arm's length since February 1, 2001; and

     (g)  Other  Jurisdictions: Neither NLR nor its Subsidiaries has filed or is
          --------------------
          currently required to file any returns, elections or designations with any taxation authority located in any jurisdiction other than the State of Delaware and the State of Nevada.

2.8  Employee  Matters:
     -----------------

     (a)  List  of  Employees:  The list of employees set out in Schedule J is a
          -------------------                                    ----------
          comprehensive list of the employees and commissioned sales people of NLR and its Subsidiaries as at November 1, 2001 and includes an accurate description of, the compensation, and/or commission structure, position, job classification, date of hire and age. There have been no material variations to this list since December 1, 2001 except such changes as occur in the ordinary course of business;


     (b)  Employment  Contracts:  Except  a  set  out in Schedule J, NLR and its
          ---------------------                          ----------
          Subsidiaries are not a party to any oral or written consulting contract, management contract, labour services contract or similar agreement for the services of a particular individual and none of the employees of NLR and its Subsidiaries are employed on other than an indefinite hiring basis terminable on reasonable notice according to law without further liability to NLR and its Subsidiaries;

     (c)  Benefit  Plans:  NLR  and  its  Subsidiaries  do not have any benefit,
          --------------
          bonus, profit-sharing, retirement income, termination or severance, dental, medical, disability, health or other plan, program, policy or other arrangement in place for the benefit or advantage of the salaried employees of NLR and its Subsidiaries as at November 1, 2001 and there have been no material variations to this list since that date other than in the ordinary course of business;

     (d)  Pension Plans: NLR and its Subsidiaries do not have nor have they ever
          -------------
          had a pension plan for any of its directors, officers, employees or affiliates thereof; and

     (e)  Employer Associations: Neither NLR nor its Subsidiaries is a member of
          ---------------------
          any employer, management, industry or other trade or business association under which NLR or its Subsidiaries is obligated to contribute to any employee or contractor employee benefit fund, including any pension plans, health benefit plans or other similar employee entitlements.


2.9  Litigation  and  Claims:
     -----------------------

     (a)  Adverse  Proceedings:  There  are  no  outstanding  actions,  claims,
          --------------------
          demands, lawsuits, prosecutions or governmental investigations by or against NLR and its Subsidiaries, and there is no other adverse proceeding which is to the knowledge of the Vendors pending or threatened by, against, or relating to NLR and its Subsidiaries, the Assets, or the Business. The Vendors are not aware of any basis for any other action, claim, demand, lawsuit, investigation or other adverse proceeding which, if pursued would have a significant likelihood of having a material adverse effect on NLR and its Subsidiaries;

     (b)  Compliance  Directives: There are no outstanding compliance directives
          ----------------------
          or work orders of which the Vendors are aware relating to the Assets, or the Business, from any police, fire department, sanitation or health authorities, environmental agencies, or from any other federal, state or municipal authority, department or agency, nor do the Vendors have notice that there are any matters under formal consideration by any such authorities relating to NLR and its Subsidiaries;

     (c)  Notice  of  Default/Claims:  Except  as  expressly  disclosed  in this
          --------------------------
          Agreement, NLR and its Subsidiaries have not received any notice of any default, violation or termination of any Material Contracts, Leases or other contracts entered into by NLR and its Subsidiaries which will, or is likely to, result in such a default, violation or termination which will have a material adverse effect on NLR or the Subsidiaries;

     (d)  No Seizure: There is no appropriation, expropriation or seizure of any
          ----------
          of the Assets that is pending or, which to the knowledge of the Vendors have been threatened against NLR and its Subsidiaries; and

     (e)  Trademark  and Patent Infringement: The conduct of the Business by NLR
          ----------------------------------
          and its Subsidiaries does not infringe upon any patent, trademark or other proprietary right, domestic or foreign, of any person in respect of which there is any significant likelihood that it would have a material adverse effect on the Assets or the Business.

2.10 Contracts  and  Commitments:
     ---------------------------

     (a)  Material  Contracts:  Schedule  K  contains  a  complete  and accurate
          -------------------   -----------
          listing of all material contracts, agreements, leases, commitments, instruments or other dealings to which NLR and its Subsidiaries are a party, by which either NLR and its Subsidiaries are bound or under which NLR and its Subsidiaries are entitled to any benefits. For the purposes of this Agreement a contract shall be material if:

          (i) performance of any right or obligation by any party to such contract involves a payment by either party of $5,000 or more and having a term of more than one year; or

          (ii) if an expenditure, receipt or transfer or other disposition of property with a value of greater than $5,000 may arise under such contract (other than a contract with a customer or supplier in the ordinary course of business); or

          (iii) if such contract has been entered into out of the ordinary course of business;

     (b)  Good  Standing:  Except  as disclosed herein, NLR and its Subsidiaries
          --------------
          are not in breach or default of any of the terms of the Material Contracts and the Vendors are not aware of any breach or default of any of the terms of the Material Contracts by any other party thereto, and each such contract is in good standing and in full force and effect without amendment thereto. To the best of the knowledge of the Vendors, no state of facts exists, which, after notice or lapse of time or both, would constitute such a default or breach where there is any significant likelihood that such breach or default referred to in this paragraph 2.11(b) would have a material adverse effect on the Assets or the Business; and

     (d)  Shareholder  Agreements:  Except as contemplated in this Agreement and
          -----------------------
          the Share Exchange Agreements, there are no shareholder agreements, unanimous shareholder agreements, voting trusts, pooling or any other similar agreements among or between any of the NLR Shareholders, NLR or its Subsidiaries.

2.11 Contingency  and  Environmental  Liabilities:
     --------------------------------------------

     (a)  Compliance:  To  the  best  of  the  Vendors'  knowledge,  NLR and its
          ----------
          Subsidiaries are currently in compliance in all material respects with all federal, state, provincial and municipal environmental laws and regulations (the "Environmental Laws"). To the knowledge of the Vendors, the existing activities of NLR and its Subsidiaries, its prior uses and activities and the uses and activities of other property now or previously owned or operated by NLR and its Subsidiaries, comply and at all times have complied with all Environmental Laws;

     (b)  Notice of Non-Compliance: To the knowledge of the Vendors, neither NLR
          ------------------------
          nor its Subsidiaries, nor any prior owner or occupant of the property now leased or operated by the Vendors, has received any notice or other communication alleging that they are not in compliance with any Environmental Laws, or alleging any liability under any Environmental Laws;

     (c)  Hazardous  Material: Neither NLR nor its Subsidiaries nor, to the best
          -------------------
          knowledge of the Vendors, any other person or entity has engaged in or permitted any operations or activities upon, or any use or occupancy of, property now or previously owned or operated by NLR and its Subsidiaries, resulting in the storage, emission, release, discharge or disposal of any hazardous materials on, in, under or from any property used for or by NLR or its Subsidiaries;

     (d)  No Expenditures: To the knowledge of the Vendors, no expenditures will
          ---------------
          be required in order for the Assets to comply with Environmental Laws in connection with the current operation and continued operation of the activities of NLR and its Subsidiaries.

2.12 Effect  of  this  Transaction:
     -----------------------------

     (a) No Adverse Implications: Neither the execution and delivery of this Agreement nor the completion and performance of the transactions contemplated hereby will:

          (i) give any person the right to terminate or cancel any contractual or other rights with NLR and its Subsidiaries where such termination or cancellation would have a material adverse effect on the Assets or the Business;

          (ii) violate any restriction of any nature relating to the disposition of any of the NLR Shares;

          (iii) result in the creation of any liens or encumbrances on the Assets or in the default under any agreement giving a third party security against the Assets or in the crystallization of any floating charge in a debenture as general security interest in a security agreement granted, issued or assumed by NLR or its Subsidiaries where any of such events could have a material adverse effect on the Assets or the Business;

          (iv) violate any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which NLR or its Subsidiaries is a party or by which NLR or its Subsidiaries or the Assets are bound the violation of which could have a material adverse effect on the Assets or the Business or impair the legality or enforceability of this Agreement or the transactions contemplated hereby; nor

          (v) be contrary to the provisions of the Charter Documents of NLR and its Subsidiaries;

     (b)  Joint  and  Several: The obligations of the Vendors shall be joint and
          -------------------
          several with respect to all the representations and warranties set out in this Section 2.

3    COVENANTS  OF  THE  VENDORS

The Vendors covenant and agree with the Company as follows and acknowledge that the Company is relying upon such covenants and agreements in connection with the exchange of the NLR Shares with the Exchange Shares pursuant to the Share Exchange Agreements:

3.1  Access  to  the Business: The Vendors shall forthwith make available to the
     ------------------------
     Company and its authorized representatives and, if requested by the Company, provide a copy to the Company of all title documents, contracts, financial statements, minute books, share certificate books, share registers, limited partnership agreements and records, plans, reports, licences, orders, permits, books of account, accounting records, constating documents and all other documents, information or data relating to NLR and its Subsidiaries. The Vendors shall afford the Company and its authorized representatives every reasonable opportunity to have free and unrestricted access to the property, assets, undertaking, records and documents of NLR and its Subsidiaries. At the request of the Company, the Vendors shall execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of any property of NLR and its Subsidiaries or to enable the Company or its authorized representatives to obtain full access to all files and records relating to any of the assets of NLR and its Subsidiaries maintained by governmental or other public authorities. At the Company's request, the Vendors shall co-operate with the Company in arranging any such meetings as the Company should reasonably request with:

     (a)  all  employees  of  NLR  and  its  Subsidiaries;

     (b) customers, suppliers, distributors or others who have or have had a business relationship with NLR and its Subsidiaries; and

     (c) auditors, solicitors or any other persons engaged or previously engaged to provide services to NLR and its Subsidiaries who have knowledge of matters relating to NLR and its Subsidiaries.

     The exercise of any rights of inspection by or on behalf of the Company under this Subsection shall not mitigate or otherwise affect the representations and warranties of the Vendors hereunder, which shall continue in full force and effect. In exercising its rights hereunder, the Company shall use its reasonable commercial efforts to avoid interfering with the Business to the extent reasonably practical consistent with the need to complete its review of the Business and the Assets.

3.2  Delivery  of  Books  and  Records:  At  the Time of Closing, there shall be
     ---------------------------------
     delivered to the Company by the Vendors all of the Books and Records. The Company agrees that it will preserve the Books and Records so delivered to it for so long as such Books and Records may be required to enable the Vendors to defend any claim against NLR and its Subsidiaries which could result in a Claim hereunder and at least until December 31, 2005. The Company will permit the Vendors or their authorized representatives reasonable access thereto in connection with the affairs of the Vendors. The Company shall not be responsible or liable to the Vendors for or as a result of any accidental loss or destruction of or damage to any such Books or Records, unless the Company's negligence caused the loss, destruction or damage.

3.3  Conduct Prior to Closing: Without in any way limiting any other obligations
     ------------------------
     of the Vendors hereunder, during the period from the date hereof to the Time of Closing:

     (a)  Conduct  Business  in the Ordinary Course: The Vendors shall cause NLR
          -----------------------------------------
          and its Subsidiaries to conduct its business in its ordinary and normal course and NLR and its Subsidiaries shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld), enter into any transaction or take any action that, if effected after November 1, 2001 and before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendors contained herein. In particular the Vendors shall cause NLR and its Subsidiaries to refrain from entering into any contract or commitment which would, if entered into prior to the date hereof, constitute a Material Contract or Lease, save with the consent of the Company (such consent not to be unreasonably withheld);

     (b)  Continue  Insurance:  The Vendors shall cause NLR and its Subsidiaries
          -------------------
          to continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect, shall take out, at the expense of the Company, such additional insurance as may be reasonably requested by the Company and shall give all notices and present all claims under all policies of insurance in a due and timely fashion; and

     (c)  Preserve Goodwill: The Vendors shall use reasonable commercial efforts
          -----------------
          to preserve, and cause NLR and its Subsidiaries to preserve intact the Assets, the Business and to promote and preserve for the Company the goodwill of suppliers, customers and others having business relations with NLR and its Subsidiaries.

3.4  Joint and Several: The covenants and agreements of the Vendors contained in
     -----------------
     Section  3  shall  be  joint  and  several.

3.5  Vendors'  Taxes:  The  Vendors  are  responsible  for  any  federal, state,
     ---------------
     provincial or other taxes which may be payable by them in connection with the completion of the transactions contemplated in this Agreement.

3.6  Payment  to  Vendors
     --------------------

     The Vendors acknowledge and agree that, save and except for the payment of salaries and expenses pursuant to their respective Employment Agreements as set out on Schedules J and K, neither of the Vendors shall receive any payment from the Company, NLR or any of its Subsidiaries for amounts owed to the Vendors as listed in Schedule B hereto until such time as the Company receives financing, by equity or debt, which results in the Company receiving a minimum gross proceeds from the financing of USD$1,000,000.

4    LIABILITY  FOR  CLAIMS

4.1  Claims:  If  any  person shall make any claim or demand against NLR and its
     ------
     Subsidiaries or the Company which gives rise or may give rise to any Claim, the Company shall promptly notify the Vendors, giving the general nature of such claim or demand along with such further information known to the Company as may be reasonably required to enable the Vendors, as the case may be, to decide whether or not to assume the defence thereof. The Company shall not be under any liability or obligation to the Vendors for any failure to so notify them or for the sufficiency of the notice unless and then only to the extent that the rights and remedies of the Vendors shall have been prejudiced as a result. The Vendors shall be entitled (but not required) to assume the defence in the name of NLR and its Subsidiaries of any suit brought against the Company or NLR and its Subsidiaries to enforce such claim or demand and to assert any counterclaim of NLR and its Subsidiaries if, but only if, the Company shall be entitled to make a Claim for the full amount of the claim or demand, and if the defence shall be through legal counsel acceptable to the Company, acting reasonably. The
     Vendors shall indemnify and save harmless the Company, NLR and its Subsidiaries of and from all costs and expenses incurred or to be incurred in connection with such defence. Such right shall be subject to the rights of any insurer to defend any action. In all cases, the Company shall have the right to retain at its own expense, additional counsel to act on its behalf. The Vendors shall not settle or (without giving the Company a reasonable opportunity to take carriage thereof) abandon any such claim or demand which it has elected to defend unless they have first unconditionally acknowledged to the Company that they will pay to the Company the full amount of such claim or demand. The Vendors shall keep the Company reasonably informed as to the progress thereof. The Company shall at all times cooperate in all reasonable ways with, make all its relevant files and records and those of NLR and its Subsidiaries available for inspection and copying by, and make its employees and those of NLR and its Subsidiaries reasonably available or otherwise render reasonable assistance to, the Vendors (i) in the defence of any claim or demand for which indemnity is sought hereunder and (ii) in any action brought by the Vendors to assert any related claim, counterclaim or right of subrogation under Subsection 4.2 hereof. No claim or demand may be settled or compromised by the Company without the written consent of the Vendors, such consent not to be unreasonably withheld.

4.2  Subrogation:  The  Vendors  shall be subrogated to the claims and rights of
     -----------
     the Company and NLR and its Subsidiaries as against other Persons, and shall be entitled to contribution from any such Person, with respect to any Claim paid by the Vendors under this Section 4, but only after the Company shall have received payment in full of its Claim with interest.

4.3  Insurance:  The  Vendors shall not be liable to the Company with respect to
     ---------
     any  liability  of  NLR  and  its  Subsidiaries  if and to the extent that:

     (a) NLR and its Subsidiaries would have been insured against such liability under the insurance coverage maintained by NLR and its Subsidiaries, as the case may be, prior to the Closing; and

     (b) NLR and its Subsidiaries are not insured against such liability at the time the liability arises.

     The Company shall take all steps necessary to make claims under NLR and its Subsidiaries's insurance policies with respect to any liability of NLR and its Subsidiaries which could be the subject of any Claim and the Vendors shall not be liable to the Company with respect to any Claim to the extent that they have been prejudiced by a failure to make such claim. Nothing in this Subsection 4.3 shall effect any rights of subrogation.

4.4  Time  Limitations:  The Vendors will have no liability (for indemnification
     -----------------
     or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Time of Closing [other than 2.2, 2.8 and 2.12], unless on or before the second anniversary of the Closing Date the Company notifies the Vendors of a Claim pursuant to Section 4.1.

5    GENERAL  MATTERS

5.1  Governing  Law  and  Arbitration:  This  Agreement shall be governed by and
     --------------------------------
     construed in accordance with the laws of the State of Washington. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the American Arbitration Association which rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The place of arbitration shall be King County, Washington. The language of arbitration shall be English. The parties expressly waive and forego any right to punitive, exemplary or other similar damages unless an applicable statute requires the award of such damages or that compensatory damages be increased in a specified manner. This provision is not intended to apply to any award of arbitration costs to a party to compensate for dilatory or bad faith conduct in the arbitration pursuant to this paragraph. The prevailing parties shall also be entitled to an award of reasonable attorney's fees.

5.2  Entire  Agreement:  Except as may be otherwise expressly agreed between the
     -----------------
     parties in writing, this Agreement and the Share Exchange Agreements and the Schedules attached thereto and hereto constitute the entire agreements between the parties pertaining to the subject matter and there are no oral statements, warranties, representations or other agreements between the parties in connection with the subject matter except as specifically set forth or referred to herein. No amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

5.3  Assignment:  The  Vendors will not assign their interests in this Agreement
     ----------
     without  prior  written  consent  of  the  Company.

5.4  Non-Waiver:  No  investigations  made by or on behalf of the Company at any
     ----------
     time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representations or warranties made herein or pursuant hereto.

5.5  Indemnification  in  Respect  of  Brokers  or Agents: The Vendors severally
     ----------------------------------------------------
     indemnify and save harmless the Company and NLR and its Subsidiaries from and against any claim for commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who claims to be so entitled by virtue of a contract or other arrangement solely with such Vendor.

5.6  Expenses: All costs and expenses incurred in connection with this Agreement
     --------
     and the transactions contemplated hereby shall be paid by the party incurring such expense. The Company shall not bear any legal, accounting or other costs incurred by the Vendors. The Vendors shall not bear any legal, accounting or other costs incurred by the Company.

5.7  Notices:  Any  notice  or  other  communication required or permitted to be
     -------
     given hereunder shall be in writing and delivered or sent by overnight mail, overnight delivery or telefax and, if telefaxed, shall be deemed to have been received on the next Business Day following transmittal and acknowledgment of receipt by the recipient's telefax machine or if delivered by hand shall be deemed to have been received at the time it is delivered. Notices addressed to an individual shall be validly given if left on the premises indicated below. Notice of change of address shall also be governed by this Subsection 5.7. Notices shall be delivered or addressed as follows:

     (a)     If to the Company:

             MicroAccel, Inc.
             9594 First Avenue NE  545
             Seattle, WA 98115-2012

     (b)     If  to  the  Vendors:

             Dorsey & Whitney LLP
             #3400 - 1420 Fifth Avenue
             Seattle, Washington 98101
             Fax (206) 903-8820
             Attention: Kenneth Sam, Esq.

     Any party may give written notice of change of address in the same manner, in which event such notice shall thereafter be given to it as above provided at such changed address.

5.8  Time  of  the  Essence:  Time  shall  be  of the essence of this Agreement.
     ----------------------

5.9  Severability:  If  any covenant, obligation or agreement of this Agreement,
     ------------
     or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each covenant, obligation and agreement of this Agreement shall be separately valid and enforceable to the fullest extent permitted by the law.




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
5.10 Counterparts: This Agreement may be executed in any number of counterparts,
     ------------
     each of which when delivered shall be deemed to be an original and all of which together shall constitute one and the same document. A signed facsimile or telecopied copy of this Agreement shall be effectual and valid proof of execution and delivery.


IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first hereinabove written.

SIGNED, SEALED AND DELIVERED by          )
MICHAEL C. WOODMAN in the presence of:   )
                                         )
                                         )
                                         )
/s/                                      )
---------------------------------------
Witness  Signature                       )
                                         )
                                         )
---------------------------------------  )      --------------------------------
Address                                  )      MICHAEL  C. WOODMAN
                                         )      (aka JESSE DYLAN)
                                         )
                                         )
---------------------------------------  )
Occupation                               )


SIGNED, SEALED AND DELIVERED by
DEAN MAILEY in the presence of:          )
                                         )
                                         )
                                         )
/s/                                      )
---------------------------------------         --------------------------------
Witness Signature                        )      DEAN MAILEY
                                         )
                                         )
---------------------------------------
Address                                  )
                                         )
                                         )
---------------------------------------
Occupation                               )


MICROACCEL, INC.

Per:
---------------------------------------
Suzanne L. Wood, President and Director